Exhibit 99.2

News Release

Streamline Health® To File its Form 10-Q For Third Quarter 2019 on or around January 6, 2020

ATLANTA, GA, January 2, 2020 / Streamline Health Solutions, Inc. (NASDAQ:STRM), provider of integrated solutions, technology-enabled services and analytics supporting revenue cycle optimization for healthcare enterprises today announced that, on December 24, 2019, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“NASDAQ”) stating that NASDAQ has determined that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) due to the Company’s failure to timely file its Quarterly Report on Form 10-Q (the “Form 10-Q”) for the quarter ended October 31, 2019 with the U.S. Securities and Exchange Commission (the “SEC”).

The NASDAQ letter notes that the Company is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s filing date for the Company to regain compliance with NASDAQ’s filing requirements for continued listing. The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market.

The Company anticipates that it will file its Form 10-Q with the SEC on or around January 6, 2020 and thereby regain compliance with the NASDAQ continued listing requirements eliminating the need for the Company to submit a formal plan to regain compliance.

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge - producing actionable insights that support revenue cycle optimization for healthcare enterprises. We deliver integrated solutions, technology-enabled services and analytics that empower providers to drive revenue integrity in a value-based world. We share a common calling and commitment to advance the quality of life and the quality of healthcare - for society, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements included herein. Forward-looking statements contained in this press release include, without limitation, statements regarding the anticipated timing of filing of its Form 10-Q and the need to submit a formal plan to regain compliance with NASDAQ. The risks and uncertainties include, but are not limited to, the Company’s ability to file its Form 10-Q on or around January 6, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Company Contact:

Randy Salisbury
SVP, Chief Marketing Officer
(404) 229-4242
randy.salisbury@streamlinehealth.net